Exhibit 4.3

LEAR CORPORATION

2019 INDUCEMENT GRANT PLAN

Article 1.    Establishment, Objectives and Duration

1.1    Establishment of the Plan. Lear Corporation, a Delaware corporation (the “Company”), hereby establishes this Lear Corporation 2019 Inducement Grant Plan, as set forth in this document (the “Plan”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in Article 2. The Plan permits the grant of Restricted Stock and Restricted Stock Units. The Plan was approved by the Board on April 5, 2019 and is effective as of the consummation of the Merger (the “Effective Date”). The Plan will remain in effect thereafter as provided in Section 1.3 hereof.

1.2    Objectives of the Plan. The purpose of the Plan is to provide Awards as an inducement material to certain employees of Xevo Inc., a Delaware corporation (“Xevo”), who are entering into employment with the Company and its Affiliates effective upon the consummation of the Merger, and to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholders. The Plan is intended to comply with Section 303A.08 of the New York Stock Exchange (“NYSE”) Listed Company Manual, which provides an exception to the NYSE stockholder approval requirement for the issuance of securities with regard to grants to employees of Xevo as an inducement material to such individuals entering into employment with the Company and its Affiliates.

1.3    Duration of the Plan. The Plan will commence on the Effective Date and will remain in effect until, and automatically terminate after, all Shares subject to it pursuant to Article 4 have been issued or transferred according to the Plan’s provisions. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

Article 2.    Definitions

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliates” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or in which the Company has a significant equity interest, in either case as determined by the Committee; provided, however, that the definition of Affiliate shall be limited to entities that are eligible issuers of service recipient stock (as defined in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E), or applicable successor regulation) for Awards that would otherwise be subject to Section 409A, unless the Committee determines otherwise. Notwithstanding the foregoing, for purposes of determining whether a Participant has terminated employment with the Company and all Affiliates, “Affiliates” means any corporation (or partnership, limited liability company, joint venture, or other enterprise) of which the Company owns or controls, directly or indirectly, at least ten percent (10%) of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power). The minimum percentage of ownership or control in the previous sentence shall be raised from ten percent (10%) to twenty percent (20%) for purposes of determining timing of payment of an Award, or amount payable with respect to an Award, that is “deferred compensation” for purposes of Code Section 409A, if payment of such Award or amount would be accelerated or otherwise triggered by a Participant’s termination of employment.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Restricted Stock or Restricted Stock Units hereafter approved by the Committee.

“Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means, unless otherwise set forth in the applicable Award Agreement, with respect to a Participant, “Cause” as defined in any unexpired, written employment or severance or similar agreement between the Participant and the Company or an Affiliate. If there is no such agreement or if such agreement does not define “Cause,” then “Cause” means:

(a)	the willful and continued failure of the Participant substantially to perform his or her duties with or for the Company or an Affiliate;

(b)	the Participant’s engaging in conduct that is significantly injurious to the Company or an Affiliate, monetarily or otherwise;

(c)	the Participant’s commission of a crime that is significantly injurious to the Company or an Affiliate, monetarily, reputationally or otherwise;

(d)	the Participant’s abuse of illegal drugs or other controlled substances or intoxication that impairs the Participant’s ability to perform his or her duties with or for the Company or an Affiliate; or

(e)	the Participant’s breach of any non-competition or non-solicitation covenants contained in any written agreement between the Participant and the Company or an Affiliate.

Unless otherwise defined in the Participant’s written employment or severance or similar agreement, an act or omission is “willful” for the purpose of determining whether a termination of employment was made for “cause” if it was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company or an Affiliate. For purposes of this Plan, if a Participant is convicted of a crime or pleads nolo contendere to a criminal charge, he or she will conclusively be deemed to have committed the crime. The Committee has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether a Participant who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Plan.

A “Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following paragraphs is satisfied.

(a)

Any Person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing more than twenty percent (20%) of the combined voting power of the Company’s then outstanding securities.

(b)

During any period of twenty-four (24) consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, Disability or Retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-four (24) month period under consideration.

(c)

Consummation of: (i) a sale or disposition of all or substantially all the Company’s assets; or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(d)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Change in Control Price” means the Fair Market Value of a Share upon a Change in Control. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means, as designated in accordance with Section 3.1, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Company” has the meaning given to such term in Section 1.1 hereof, and includes, without limitation, any successor thereto as provided in Article 14.

“Director” means any individual who is a member of the Board of Directors and who is not employed by the Company or an Affiliate thereof.

“Disability” means, with respect to any Participant, unless otherwise set forth in the applicable Award Agreement, (a) long-term disability as defined under the long-term disability plan of the Company or an Affiliate that covers such Participant, or (b) if the Participant is not covered by such a long-term disability plan, disability as defined for purposes of eligibility for a disability award under the Social Security Act.

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Effective Date” has the meaning given to such term in Section 1.1 hereof.

“Eligible Person” means any Employee.

“Employee” means any common law employee of Xevo.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” means:

(a)

the closing trading price of the Shares on the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, on the NASDAQ Stock Market or any other exchange on which they are traded; or

(b)	if the Shares are not traded on any exchange, the mean between the closing bid and asked prices of the Shares in the over-the-counter market; or

(c)

if those bid and asked prices are not available, then the fair market value as reported by any nationally recognized quotation service selected by the Committee or as determined in good faith by the Committee.

Notwithstanding the foregoing, for purposes of Awards intended to be exempt from Code Section 409A, the Fair Market Value shall be no less than the “fair market value,” as such term is defined for purposes of Code Section 409A.

“Good Reason” has the meaning set forth in any unexpired, written employment or severance or similar agreement between a Participant and the Company or an Affiliate, solely if and to the extent that such term is defined in such an agreement. If a Participant does not have a written employment or severance or similar agreement with the Company or an Affiliate, or if such agreement does not define “Good Reason,” this term shall not apply to such Participant for purposes of the Plan.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Lear Techsub Corporation, Xevo and Fortis Advisors LLC, as Securityholder Representative, dated as of March 27, 2019.

“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan pursuant to Section 5.2 and who has outstanding an Award granted under the Plan.

“Person” has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” has the meaning given to such term in Section 1.1 hereof.

“Replacement Award” means an Award resulting from the exchange or substitution specified in Section 10.1 upon a Change in Control and meeting the applicable conditions specified in Section 10.1, provided that such Award is issued by a company (foreign or domestic) the majority of the equity of which is listed under and in compliance with the domestic company listing rules of the NYSE or with a similarly liquid exchange which has comparable standards to the domestic listing standards of the NYSE.

“Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Article 6.

“Restricted Stock Unit” means a Restricted Unit granted to a Participant, as described in Article 6, that is payable in Shares.

“Restriction Period” means the period during which the transfer of shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as determined by the Committee, at its discretion) or the shares of Restricted Stock or Restricted Stock Units are not vested.

“Retirement” means, solely with respect to a Director, such individual’s cessation of service as a Director as a result of being ineligible to stand for re-election after attaining a certain age.

“Shares” means the shares of common stock, $0.01 par value, of the Company, including their associated preferred share purchase rights, if applicable.

Article 3.    Administration

3.1    The Committee. The Plan will be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board, which Committee (unless otherwise determined by the Board) will satisfy the “non-employee director” requirements of Rule 16b-3 under the Exchange Act and the regulations of Rule 16b-3 under the Exchange Act, or any successor regulations or provisions, so long as the Company is subject to the registration requirements of the Exchange Act. The members of the Committee will be appointed from time to time by, and serve at the discretion of, the Board of Directors. The Committee will act by a majority of its members at the time in office and eligible to vote on any particular matter, and Committee action may be taken either by a vote at a meeting or in writing without a meeting.

3.2    Authority of the Committee. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: select Eligible Persons to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan; and (subject to the provisions of Article 11) amend the terms and conditions of any outstanding Award to the extent they are within the discretion of the Committee as provided in the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.

3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including, without limitation, the Company, its Board of Directors, its shareholders, all Affiliates, Employees, Participants and their estates and beneficiaries.

Article 4.    Shares Subject to the Plan and Limitations on Awards

4.1    Number of Shares Available for Grants. Subject to adjustment as provided in Sections 4.3, the number of Shares that may be issued or transferred to Participants under the Plan shall not exceed the sum of 146,516 Shares. The Shares with respect to which Awards may be made will include authorized but unissued Shares, and Shares that are currently held or subsequently acquired by the Company as treasury Shares, including Shares purchased in the open market or in private transactions.

4.2    Lapsed Awards. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will not thereafter be deemed to be available for Awards.

4.3    Adjustments in Authorized Shares.

(a)

If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or other similar change in the corporate structure of the Company affecting the Shares) or if the number of Shares is increased through the payment of a stock dividend, then the Committee will substitute for or add to each Share previously appropriated, later subject to, or which may become subject to, an Award, the number and kind of shares of stock or other securities into which each outstanding Share was changed for which each such Share was exchanged, or to which each such Share is entitled, as the case may be. Outstanding Awards will also be appropriately adjusted as to price and other terms, to the extent necessary to reflect the events described above.

(b)

Fractional Shares resulting from any adjustment in Awards pursuant to this section may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not that notice is given) will be effective and binding for all Plan purposes.

Article 5.    Eligibility and Participation

5.1    Eligibility. All Eligible Persons are eligible to participate in this Plan. No Awards may be granted hereunder other than in connection with the consummation of the Merger.

5.2    Actual Participation. Subject to the provisions of the Plan, the Committee will select those Eligible Persons to whom Awards will be granted, and will determine the nature and amount of each Award.

Article 6.    Restricted Stock and Restricted Stock Units

6.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may grant Restricted Stock or Restricted Stock Units to Participants in such amounts as it determines.

6.2    Award Agreement. Each grant of Restricted Stock or Restricted Stock Units will be evidenced by an Award Agreement that specifies the Restriction Periods, the number of Shares or Share equivalent units granted, and such other provisions as the Committee determines.

6.3    Nontransferability. Restricted Stock and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)), until the end of the applicable Restriction Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock and Restricted Stock Units will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

The Company will retain the certificates representing Shares of Restricted Stock in its possession until all conditions and restrictions applicable to the Shares have been satisfied.

6.4    Payment of Awards. Except as otherwise provided in this Article 6, Shares covered by each Restricted Stock grant will become freely transferable by the Participant after the last day of the applicable Restriction Period, and Share equivalent units covered by a Restricted Stock Unit will be paid out in cash or Shares to the Participant following the last day of the applicable Restriction Period, or on a later date provided in the Award Agreement.

6.5    Voting Rights. During the Restriction Period, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares.

6.6    Dividends and Other Distributions. During the Restriction Period, unless otherwise determined by the Committee and set forth in an Award Agreement, Participants awarded Shares of Restricted Stock or Restricted Stock Units hereunder will be credited with regular cash dividends or dividend equivalents paid on those Shares or with respect to those Share equivalent units. The Committee may apply any restrictions it deems advisable to the crediting and payment of dividends and other distributions; provided, that no dividends or dividend equivalents will be paid on unvested Awards of Restricted Stock or Restricted Stock Units during the Restriction Period, but to the extent that any such Awards contain the right to receive dividends or dividend equivalents during the Restriction Period, such dividends or dividend equivalents will be accumulated and paid once (and to the extent that) the underlying Awards vest.

6.7    Termination of Employment. Each Award Agreement will set forth the extent to which the Participant has the right to retain unvested Restricted Stock or Restricted Stock Units after his or her termination of employment with the Company or an Affiliate. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards of Restricted Stock, and may reflect, among other things, distinctions based on the reasons for termination of employment.

Article 7.    Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to (i) the beneficiary designated by the

Participant for purposes of the tax-qualified defined benefit retirement plan or, if none, the tax-qualified defined contribution retirement plan of the Company or an Affiliate in which the Participant participates, (ii) the Participant’s spouse, if living, or (iii) the Participant’s estate or other entity described in the Participant’s Award Agreement.

Article 8.    Deferrals

The Committee may, consistent with the requirements of Code Section 409A, permit a Participant to defer receipt of cash or Shares that would otherwise be due to him or her by virtue of the lapse or waiver of restrictions on Restricted Stock or Restricted Stock Units. If any such deferral election is permitted, the Committee will, in its sole discretion, establish rules and procedures for such deferrals consistent with the requirements of Code Section 409A.

Article 9.    Rights of Employees

9.1    Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company or any Affiliate.

9.2    Participation. No Eligible Person will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

Article 10.    Change in Control

10.1    Treatment of Awards upon a Change in Control. Upon the occurrence of a Change in Control, the following provisions of this Section 10.1 shall apply to all Awards, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award and unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)    Any Restriction Periods or other restrictions imposed on Restricted Stock and Restricted Stock Units that are not exchanged by the Company for a Replacement Award will lapse.

(b)    Any Restricted Stock or Restricted Stock Unit may be exchanged by the Company upon the Change in Control for a Replacement Award that satisfies the conditions of this Section 10.1(b). The Replacement Award shall have equivalent value to the Award for which it is being exchanged and shall vest in accordance with the vesting schedule that applied to the corresponding Award for which it is being exchanged, provided, however, that if within twenty-four (24) months of such Change in Control, the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, such Award, to the extent then outstanding, shall become free of all contingencies, restrictions and limitations and become vested and transferable (or paid) upon such termination of employment.

(c)    To the extent that Restricted Stock and Restricted Stock Units settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction.

10.2    Termination, Amendment and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan or any provision in an Award Agreement, this Article 10 may not be terminated, amended or modified on or after the effective date of a Change in Control in a way that would adversely affect any Award in any material way theretofore granted to a Participant, unless the Participant gives his or her prior written consent to the termination, amendment or modification.

Article 11.    Amendment, Modification and Termination

11.1    Amendment, Modification and Termination. Subject to Section 10.2, the Committee or Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part. The Committee or Board will not, however, increase the number of Shares that may be issued or transferred to Participants under the Plan, as described in the first sentence of Section 4.1 (and subject to adjustment as provided in Sections 4.3).

Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised); provided, that no such modification, extension, renewal or grant may be done without shareholder approval to the extent such approval is required by the NYSE or the rules and regulations of another applicable exchange or applicable law. Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

11.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (i) in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or its financial statements, (ii) in recognition of changes in applicable laws, regulations, or accounting principles, or (iii) whenever the Committee determines that such adjustments are necessary, equitable and/or appropriate.

11.3    Awards Previously Granted. No termination, amendment or modification of the Plan will adversely affect in any material way any Award already granted, without the written consent of the Participant who holds the Award.

11.4    Compliance with Code Section 409A. The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months.

Article 12.    Withholding

12.1    Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan. No Award Agreement will permit reload Options to be granted in connection with any Shares used to pay a tax withholding obligation.

12.2    Share Withholding. With respect to withholding required upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the amount required to be withheld or other greater amount up to the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

Article 13.    Indemnification

Each person who is or has been a member of the Committee or the Board will be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan. Each such person will also be indemnified and held harmless by the Company from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

Article 14.    Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation, or otherwise.

Article 15.    Legal Construction

15.1    Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

15.2    Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

15.3    Requirements of Law. The granting of Awards and the issuance of Share or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

15.4    Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

15.5    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

15.6    Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the State of Michigan without giving effect to principles of conflicts of law.

15.7    Offsets. To the extent permitted by applicable law, the Company shall have the right to offset from any Award payable hereunder any amount that a Participant owes to the Company or any Affiliate without the consent of the Participant (or his or her beneficiary, in the event of the Participant’s death).

15.8    Plan Document Controls. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and an Award Agreement, the terms and conditions of the Plan shall control.

Article 16.    Incentive Compensation Recoupment Policy

Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, all Awards are subject to the Incentive Compensation Recoupment Policy established by the Company, as amended from time to time.

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